SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                 BRADLEES, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   104499207
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                                 (CUSIP Number)


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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 104499207                  13G/A                         Page 2  of 13
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gemina Partners, L.P.
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          274,900
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       274,900
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    274,900
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.8%
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12  TYPE OF REPORTING PERSON*

    PN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 104499207                  13G/A                         Page 3  of 13
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gemina Capital Management, L.L.C.
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          274,900
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       274,900
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    274,900
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.8%
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12  TYPE OF REPORTING PERSON*

    OO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 104499207                  13G/A                         Page 4  of 13
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Leonard E. Schuster
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          482,400
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       482,400
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    482,400
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.9%
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12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 104499207                  13G/A                         Page 5  of 13
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Steven J. Schuster
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          480,800
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       480,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    480,800
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 104499207                  13G/A                         Page 6  of 13

Item 1(a).  Name of Issuer:

            Bradlees, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            One Bradlees Circle
            Braintree, Massachusetts 02184

Item 2(a).  Name of Persons Filing:

            Gemina Partners, L.P.
            Gemina Capital Management, L.L.C.

            Leonard E. Schuster
            Steven J. Schuster

      Reference is made to the Joint Filing Agreement of the Reporting Persons, attached as Exhibit 1 to the original filing of this statement on Schedule 13G, filed pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended.

Item 2(b).  Address of Principal Office, or if None, Residence:

            900 Third Avenue, 2nd Floor
            New York, New York 10022

Item 2(c).  Citizenship:

            Gemina Partners, L.P.: Delaware
            Gemina Capital Management, L.L.C.: New York

            Leonard E. Schuster:  U.S.A.
            Steven J. Schuster:  U.S.A.

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            104499207

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:
      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.
      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

CUSIP No. 104499207                  13G/A                         Page 7  of 13

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.
      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.
      (e)   |_|   An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E).
      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).
      (g)         |_| A parent holding company or control person in accordance
                  with Rule 13d-1(b)(1)(ii)(G).
      (h)         |_| A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.
      (i)         |_| A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.
      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4. Ownership:

            The number of shares shown below as beneficially owned by each of the Reporting Persons, and the percentage of outstanding shares represented thereby, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage ownership of the Reporting Persons is based on 9,859,298 outstanding shares of Common Stock of the Issuer as of December 1, 2000, as reported in the Issuer's report on Form 10-Q for the quarterly period ended October 28, 2000.

      Gemina Partners, L.P.

      (a)   Amount Beneficially Owned:  274,900
      (b)   Percent of Class:  2.8%
      (c)   Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:  0
         (ii)  shared power to vote or to direct the vote:  274,900
         (iii) sole power to dispose or to direct the disposition of:  0
         (iv)  shared power to dispose or to direct the disposition of:  274,900

      Gemina Capital Management, L.L.C.

      (a)   Amount Beneficially Owned:  274,900
      (b)   Percent of Class:  2.8%
      (c)   Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:  0

CUSIP No. 104499207                  13G/A                         Page 8  of 13

         (ii)  shared power to vote or to direct the vote:  274,900
         (iii) sole power to dispose or to direct the disposition of:  0
         (iv)  shared power to dispose or to direct the disposition of:  274,900

            As the general partner of Gemina Partners, L.P. ("Gemina Partners") Gemina Capital Management, L.L.C. may be deemed to be the indirect beneficial owner of the 274,900 shares of the Issuer's Common Stock directly held by Gemina Partners.

      Leonard E. Schuster

      (a)   Amount Beneficially Owned:  482,400
      (b)   Percent of Class:  4.9%
      (c)   Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:  0
         (ii)  shared power to vote or to direct the vote:  482,400
         (iii) sole power to dispose or to direct the disposition of:  0
         (iv)  shared power to dispose or to direct the disposition of:  482,400

            As the managing members of Gemina Capital Management, L.L.C., which is the general partner of Gemina Partners, Leonard Schuster and Steven Schuster each may be deemed to be indirect beneficial owners of the 274,900 shares of the Issuer's Common Stock directly held by Gemina Partners. In addition, Leonard Schuster and Steven Schuster may be deemed to be the indirect beneficial owners of 203,500 shares of the Issuer's Common Stock directly held by Stelvio Limited, a Jersey, Channel Islands company that they jointly control. The shares of the Issuer's Common Stock shown as beneficially owned by Leonard Schuster also include 4,000 shares that are directly held by his spouse, Elizabeth Schuster. Leonard Schuster disclaims beneficial ownership of such 4,000 shares.

      Steven J. Schuster

      (a)   Amount Beneficially Owned:  480,800
      (b)   Percent of Class:  4.9%
      (c)   Number of shares as to which such person has:  480,800

         (i)   sole power to vote or to direct the vote:  0
         (ii)  shared power to vote or to direct the vote:  480,800
         (iii) sole power to dispose or to direct the disposition of:  0
         (iv)  shared power to dispose or to direct the disposition of:  480,800

            As the managing members of Gemina Capital Management, L.L.C., which is the general partner of Gemina Partners, Leonard Schuster and Steven Schuster each may be deemed to be indirect beneficial owners of the 274,900 shares of the Issuer's Common Stock directly held by Gemina Partners. In addition, Leonard Schuster and Steven

CUSIP No. 104499207                  13G/A                         Page 9  of 13

      Schuster may be deemed to be the indirect beneficial owners of 203,500 shares of the Issuer's Common Stock directly held by Stelvio Limited, a Jersey, Channel Islands company that they jointly control. The shares of the Issuer's Common Stock shown as beneficially owned by Steven Schuster also include 2,400 shares that are directly held by his spouse, Michele Schuster. Steven Schuster disclaims beneficial ownership of such 2,400 shares.

Item 5. Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following. |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

            Not Applicable.

Item 8. Identification and Classification of Members of a Group:

            Not Applicable.

Item 9. Notice of Dissolution of Group:

            Not Applicable.

Item 10.    Certification:

            By signing below, each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

CUSIP No. 104499207                  13G/A                        Page 10  of 13

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 14, 2001

                                         GEMINA PARTNERS, L.P.

                                         By:   Gemina Capital Management, L.L.C.


                                              By: /s/ Leonard E. Schuster
                                                 -------------------------------
                                                 Name: Leonard E. Schuster
                                                 Title:   Managing Member

CUSIP No. 104499207                  13G/A                         Page 11 of 13

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 14, 2001

                                    GEMINA CAPITAL MANAGEMENT, L.L.C.



                                    By: /s/ Leonard E. Schuster
                                       -------------------------------
                                        Name: Leonard E. Schuster
                                        Title:   Managing Member

CUSIP No. 104499207                  13G/A                        Page 12  of 13

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 14, 2001


                                              /s/ Leonard E. Schuster
                                              ----------------------------------
 Leonard E. Schuster

CUSIP No. 104499207                  13G/A                        Page 13  of 13

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 14, 2001


                                           /s/  Steven J. Schuster
                                           -------------------------------------
 Steven J. Schuster